EXHIBIT 99.1


Contact:
Thomas A. Klemens
Sr. Executive Vice President &                       News For Immediate Release
Chief Financial Officer
(714) 800-4401



               FIRST AMERICAN ANNOUNCES REDEMPTION OF 4.50 PERCENT
                     SENIOR CONVERTIBLE DEBENTURES DUE 2008

SANTA ANA, Calif., March 23, 2004 - The First American Corporation (NYSE: FAF), the nation's largest data provider, today announced that its board of directors has approved the redemption of the entire outstanding principal amount of its
4.50 percent senior convertible debentures due 2008. First American will redeem the debentures on April 15, 2004.

     The redemption price of 102.25 percent of the principal amount of the debentures, with interest accrued to the redemption date, will be payable on April 15, 2004. On and after April 15, 2004, interest will cease to accrue on the debentures.

     The outstanding face value of these debentures is $210 million. The debentures are convertible into common shares of First American at $28. Holders may convert debentures on or prior to April 13, 2004. Because the shares to be issued upon conversion have been reflected in First American's fully diluted earnings-per-share calculation since issuance of the debentures, any conversion will not have a dilutive effect on First American's fully diluted earnings per share.

     The First American Corporation is a Fortune 500 company that traces its history to 1889. As the nation's largest data provider, the company supplies businesses and consumers with information resources in connection with the major economic events of people's lives, such as getting a job; renting an apartment; buying a car, house, boat or airplane; securing a mortgage; opening or buying a business; and planning for retirement. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within seven primary business segments including: Title Insurance and Services, Specialty Insurance, Trust and Other Services, Mortgage Information, Property Information, Credit Information and Screening Information. With revenues of $6.21 billion in 2003, First American has nearly 30,000 employees in approximately 1,800 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

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